                                                                  Exhibit 10.117

                                PROCESS AGREEMENT

               This PROCESS AGREEMENT (this "Agreement") dated as of October 16, 2002 is made between Nexell Therapeutics Inc., a Delaware corporation (the "Company"), and Baxter International Inc., a Delaware corporation, and Baxter Healthcare Corporation, a Delaware corporation (together, "Baxter").

               WHEREAS, on May 15, 2002, the Company announced that it was commencing a wind down of its operations; and

               WHEREAS, the Company has been exploring alternatives available to it in effecting the wind-down, including liquidation or reorganization under the federal bankruptcy code, dissolution under Delaware law or other process or transaction; and

               WHEREAS, the liquidation preference of the Company's outstanding Cumulative Convertible Series A Preferred Stock ("Series A Preferred Stock") and Cumulative Convertible Series B Preferred Stock ("Series B Preferred Stock") is in the aggregate amount of approximately $150,500,000, which is substantially in excess of the value of the Company's assets; and

               WHEREAS, the Company and Baxter agree that it is in the Company's best interest to preserve the maximum value of the Company's assets by promptly winding up the Company's affairs and commencing an orderly liquidation of its assets, and in connection therewith, Baxter has agreed to a cash distribution to the holders of common stock, par value $.001 per share ("Common Stock") other than Baxter, subject to certain conditions; and

               WHEREAS, the Company and Baxter desire to confirm certain understandings in connection with the foregoing.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

               Section 1. Liquidation. Promptly following, concurrently with, or immediately prior to the execution of this Agreement, the Company, acting through its Board of Directors, will vote on a resolution approving this Agreement, including the adjustment of the Series B Preferred Stock conversion price as provided herein, deeming it advisable that the Company be dissolved and approving and adopting a plan of complete liquidation and dissolution of the Company in the form attached as Exhibit A (the "Plan"), and approving the form of an Information Statement as contemplated by Section 3. In the event that the Board of Directors shall not approve all of the foregoing within 3 days of the date hereof, this Agreement shall be null and void. Subject to the approval of the Plan by the Company's stockholders as contemplated by Section 2 below and Baxter's compliance with its obligations hereunder, the Company agrees to take any and all action necessary to carry out the terms and the intent of the Plan and to effect the liquidation of the Company as contemplated thereby and by the Timetable previously exchanged by the parties (the "Timetable"), recognizing that the dates are estimates and are subject to factors outside the control of the parties. Notwithstanding the liquidation preference of the holders of Series A Preferred Stock and Series B Preferred Stock, Baxter agrees, and if deemed necessary by the Company, shall secure the consent of all the holders of Series B Preferred Stock, that pursuant to the Plan the Company may make a liquidating distribution or distributions to the holders of Common Stock (other than Baxter) in an amount of $0.05 per share (but not to exceed an aggregate of $872,026 to all such holders of Common Stock), and that such preferred holders shall waive any provisions in the Company's Certificate of Incorporation, including any Certificate of Designation, the Securities Agreement dated November 24, 1999, the Registration Rights Agreement dated November 24, 1999 and any other agreements or rights they may otherwise have as necessary to permit such distribution and the other transactions expressly contemplated by the Plan, including but not limited to, any right of holders of Series B Preferred Stock to "Common Equivalent Dividends" as defined in the Company's Certificate of Designation filed with the Delaware Secretary of State on November 24, 1999 and any rights resulting or arising by virtue of any unpaid past, current or future semi-annual cash dividends with respect to the Series B Preferred Stock.

               Section 2. Information Statement. Promptly following adoption of the Plan by the Board of Directors of the Company, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary Information Statement in form reasonably satisfactory to the parties hereto and shall use its best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause such Information Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Baxter promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such Information Statement or for additional information and will promptly supply Baxter with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Information Statement or the Plan.

               Section 3. Shareholder Consent. Promptly following the resolution of any comments from the SEC regarding the Information Statement, the Company shall take such actions as are necessary to set a record date for a written stockholder consent approving the Plan and shall request Baxter to execute or cause to be executed a consent as provided in Section 4.

               Section 4. Shareholder Approval. Baxter agrees to execute or cause to be executed (and not revoke) a written consent in favor of the Plan, which consent shall represent a majority of outstanding shares of Common Stock as contemplated by Section 6 below.

               Section 5. Put. Baxter shall obtain the right to acquire all of the issued and outstanding shares of the Series B Preferred Stock. Baxter agrees to acquire the Series B Preferred Stock (and the associated Class A Warrants and Class B Warrants, which Baxter agrees it will not exercise at any time unless the Plan is not carried out as contemplated hereby) and to exercise or cause to be exercised those certain put rights issued by Baxter International Inc. on November 24, 1999 on a date (the "Put Exercise Date") no later than immediately prior to the record date for the stockholder consent. In consideration of the benefits afforded to the Company and the holders of its Common Stock pursuant to this Agreement and the Plan, the Company agrees to the acceleration of the exercisability of such put rights to the Put Exercise Date. Baxter and the Company agree that, pursuant to the terms of that certain Side Letter Agreement dated November 24, 1999, among Baxter, the Company and certain other parties (the "Side Letter"), the conversion price of the Series B Preferred Stock is hereby adjusted to a price equal to $0.09 per share of Common Stock, effective as of the Put Exercise Date. Baxter agrees that it will not exercise at any time the warrant issued by the Company to Baxter on May 28, 1999 unless the Plan is not carried out as contemplated hereby.

               Section 6. Conversion. Following the exercise of the put rights and no later than immediately prior to the record date for the stockholder consent, Baxter shall convert or cause to be converted so much of the Series B Preferred Stock as would be necessary for Baxter, its affiliates and assignees to be the record holder of a majority of the then outstanding shares of Common Stock (the date of such conversion being referred to herein as the "Conversion Date"). The remaining Series B Preferred Stock and all of the Series A Preferred Stock would not be converted to Common Stock and would remain outstanding, retaining its liquidation preference.

               Section 7. Timetable. The parties agree to cooperate with each other and use commercially reasonable effort to effect the actions set forth on the Timetable as soon as practicable.

               Section 8. Board of Directors. Immediately after the approval by the Board of Directors of the Plan, this Agreement, the adjusted Series B Preferred Stock conversion price and the form of the Information Statement, Victor W. Schmitt shall be appointed to the Board of Directors to serve through the final distribution of the Company's assets as contemplated by the Plan.

               Section 9. Additional Limitation. Notwithstanding the provisions contained in Section 10 of the Plan, the Company shall not pay, authorize or enter into any arrangement for compensation or other payments within the scope of Section 10 of the Plan in excess of the estimated amounts set forth in Schedule F to the Plan without the consent of Baxter, which consent shall not be unreasonably withheld.

               Section 10. Valuation. The Company shall deliver to Baxter a copy of the determinations of fair market value by the Board of Directors contemplated by Section 3(d) of the Plan.

               Section 11. Conditions to Baxter's Obligations. The obligations of Baxter contained in Sections 4, 5 and 6 above shall be subject to the compliance by the Company of all of its obligations hereunder.

               Section 12. Representations and Warranties. (a) The Company represents and warrants to Baxter that (1) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware, (2) the Company has taken all corporate action necessary for it to execute, deliver and perform this Agreement (subject to Section 4 hereof), (3) the Company has full power and authority to enter into this Agreement and perform its obligations hereunder and (4) this Agreement is the valid and legally binding agreement of the Company enforceable in accordance with its terms.

               (b) The Company represents and warrants to Baxter that: (1) it has provided to Baxter a cash analysis setting forth the cash currently available or estimated to become available to the Company from the collection or disposition of assets, the application of such available cash for the settlement of liabilities, claims and obligations, the payment of the continuing expenses of the liquidation and the amount of cash remaining for distribution to the stockholders of the Company and an analysis of the claims and obligations of the Company of the nature described in Paragraph 3(c) of the Plan (the "Cash and Claims Analysis") and (2) it has provided to Baxter a list of patents and patent applications owned or held by the Company (the "Patent List"). The Company represents and warrants to Baxter that (1) to the Company's knowledge, the Cash and Claims Analysis, the Patent List and each of the Schedules attached to the Plan set forth in all material respects a true, correct, complete and accurate description of the information purported to be set forth therein, and (2) to the Company's knowledge none of the information in the Cash and Claims Analysis, the Patent List or any such Schedule is false or misleading in any material respect or omits to state a fact necessary to make the statements therein not misleading in any material respect.

               (c) Baxter represents and warrants to the Company that (1) Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (2) Baxter has taken all corporate action necessary for it to execute, deliver and perform this Agreement, (3) Baxter has full power and authority to enter into this Agreement and perform its obligations hereunder and (4) this Agreement is the valid and legally binding agreement of Baxter enforceable in accordance with its terms.

               Section 13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               Section 14. Assignment. Neither party hereto may assign or transfer this Agreement without the prior written consent of the other party hereto; provided, however, that either party hereto may assign this Agreement to any person or entity with or into which such party may merge or consolidate or to whom all or substantially all of its assets or businesses may be sold; and provided further that Baxter may assign this Agreement to any wholly-owned subsidiary of Baxter, or to any other person to which Baxter and its affiliates shall transfer all of their interest in the capital stock of the Company and which shall assume and be bound by all of the obligations of and restrictions on Baxter hereunder, including, without limitation, Section 5 hereof, provided that the foregoing shall not relieve Baxter of its obligations hereunder.

               Section 15. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written and oral, among the parties hereto as to such subject matter.

               Section 16. Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

               Section 17. Expenses. Except as expressly provided in this Agreement and subject to any rights based on a breach of this Agreement, each party hereto shall bear its own costs and expenses incident hereto.

               Section 18. Amendments. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by all parties hereto.

               Section 19. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

               Section 20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

               Section 21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation, enforceability or validity of this Agreement.

               Section 22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

               Section 23. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

*  *  *  *  *  *

IN WITNESS WHEREOF, the Company and Baxter have each caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                           NEXELL THERAPEUTICS INC.



                                           By: /s/ William A. Albright, Jr.
                                               -------------------------------
                                           Name:  William A. Albright, Jr.
                                           Title: Chief Executive Officer



                                           BAXTER INTERNATIONAL INC.



                                           By: /s/ Jan Stern Reed
                                               -------------------------------
                                           Name:  Jan Stern Reed
                                           Title: Corporate Secretary



                                           BAXTER HEALTHCARE CORPORATION



                                           By: /s/ Jan Stern Reed
                                               -------------------------------
                                           Name:  Jan Stern Reed
                                           Title: Secretary